October 28, 2009

Franklin Financial reports quarterly earnings

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,083,000 for the quarter ended September 30, 2009.  This compares to earnings of $2,612,000 for the quarter ended September 30, 2008 and brings net income for the first nine months of 2009 to $4,822,000 compared with $7,594,000 for the same period in 2008, a decline of 36.5%.

Diluted earnings per share were $.28 for the quarter and $1.26 for the first nine months of 2009.  This compares to $.68 and $1.98 for the same periods in 2008.

“The economic recession continues to have an impact on individuals and businesses in South Central Pennsylvania.  As a result of higher levels of delinquency in both our consumer and commercial loan portfolios, as well as an increase in nonperforming loans, we elected to increase our provision for loan loss expense during the third quarter by $1,371,000 over the same period last year to $1,644,000. This provides an allowance for loans and loan loss ratio of 1.20% at September 30, 2009,” commented William E. Snell, Jr., president and CEO. “In addition, our year-to-date results have been significantly impacted by a $1,043,000 increase in premiums for FDIC deposit insurance including a $450,000 special FDIC assessment that occurred in the second quarter.”

Total assets reached $975,590,000 at September 30, 2009, up 10.3% when compared to assets on September 30, 2008.  Total deposits and repurchase agreements increased by 14.2%, while net loans grew by 11.9% over totals a year earlier. The market value of trust assets under management grew 9.0% to $522,390,000 at September 30, 2009.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with twenty-five community offices throughout Franklin, Cumberland, Fulton and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over- the-counter market under the symbol FRAF.